Exhibit 74(U)(1)

EXPLANATORY NOTE

The purpose of this amendment on Form NSAR-B to our semi-annual report on Form NSAR-B for the fiscal year ended March 31, 2012 (the “Original Filing”), which was filed with the Securities and Exchange Commission on May 30, 2012, is to correct a certain typographical error in Item 74(U)(1) pertaining to the number of shares of the company that are outstanding. No other items of the Original Filing are being amended hereby.